UNITED STATES

SECURITY AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): April 6, 2004

Playtex Apparel Retirement Savings Plan for Hourly Puerto Rican Employees

(Exact name of registrant as specified in charter)

Commission File No: 1-3344

Maryland	36-2089049
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification Number)

Suite 4600, Three First National Plaza, Chicago, Illinois	60602-4260
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (312) 726-2600

Item 4. Changes in Registrant’s Certifying Accountant.

Effective April 6, 2004, Grant Thornton LLP (“Grant Thornton”) resigned as the independent auditors of the Playtex Apparel Retirement Savings Plan for Hourly Puerto Rican Employees (the “Plan”). On April 8, 2004, the Plan retained Crowe Chizek and Company LLC as its new independent auditors. Crowe Chizek and Company LLC will audit the financial statements of the Plan for the fiscal year ending December 31, 2003.

During the two most recent fiscal years of the Plan ended December 31, 2002 (which includes the fiscal year ended June 30, 2002, the last fiscal year end of the Plan before the fiscal year was changed to the calendar year), and the subsequent interim period through April 6, 2004, there were no disagreements between the Plan and Grant Thornton on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Grant Thornton’s satisfaction, would have caused Grant Thornton to make reference to the subject matter of the disagreement in connection with its audit reports on the Plan’s financial statements for such periods.

None of the reportable events described under Item 304(a)(1)(v) of Regulation S-K occurred during the Plan’s two most recent fiscal years ended December 31, 2002, or during any subsequent interim period through April 6, 2004.

The audit reports issued by Grant Thornton on the financial statements of the Plan as of and for the two most recent fiscal years ended December 31, 2002 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles, except that the reports of Grant Thornton included a reference to the financial statements being prepared on the modified cash basis of accounting, which is a comprehensive basis of accounting other than U.S. generally accepted accounting principles, the use of which is permitted by regulations applicable to the Plan. The Plan provided Grant Thornton with a copy of the foregoing disclosures, and a letter from Grant Thornton confirming its agreement with these disclosures is attached as Exhibit 16.1 to this report.

During the Plan’s two most recent fiscal years ended December 31, 2002 and through April 6, 2004, the Plan did not consult with Crowe Chizek and Company LLC with respect to the application of accounting principles to a specified transaction or regarding any of the other matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

(c) Exhibits.

Exhibit Number	Description
16.1	Letter from Grant Thornton LLP to the Securities and Exchange Commission

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SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLAYTEX APPAREL RETIREMENT SAVINGS PLAN FOR HOURLY PUERTO RICAN EMPLOYEES

By:	Sara Lee Corporation Employee Benefits Administrative Committee

By:	/s/ Lois M. Huggins,
As a Committee Member on Behalf of the Committee

April 12, 2004

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